Exhibit T3B.7

Action by Unanimous Written Consent
of the
Board of Directors

Effective immediately, the form of By-laws set forth on Annex A hereto shall constitute the By-laws of each of the corporations set forth on Annex B hereto. The undersigned directors constitute the entire Board of Directors of each entity set forth on Annex B.

Executed this 21st day of May, 2015.

/s/ Daniel J McCarthy
Daniel J McCarthy, Director

/s/ John M. Jureller
John M. Jureller, Director

Annex A

B Y - L A W S

[NAME OF CORPORATION]

ARTICLE I SHAREHOLDERS

1.1          Shareholder Meetings.

1.1.1          Place. Meetings of the shareholders shall be held at such place as may be designated by the board of directors (the “Board”).

1.1.2          Annual Meeting. Unless otherwise fixed by the Board, an annual meeting of shareholders for the election of directors and for other business shall be held at 10:00 a.m. local time on the second Tuesday of April in each year or, if that day is a legal holiday, on the next following business day.

1.1.3          Special Meetings. Special shareholder meetings may be called at any time by the president, the Board or holders of at least one-fifth of the outstanding shares of stock entitled to vote at the meeting.

1.1.4          Quorum. The presence in person or by proxy of holders of a majority of the outstanding shares of stock entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter. If a quorum is not present, no business shall be transacted except to adjourn to a future time.

1.1.5          Participation. One or more shareholders may participate in a shareholder meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

1.1.7          Voting Rights. Except as otherwise provided herein, in the corporation’s charter or by law, every shareholder shall have the right at every shareholder meeting to one vote for every share standing in his or her name on the books of the corporation that is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

1.2          Action without a Meeting. Any action required or permitted to be taken by the shareholders may be taken without a meeting if all of the shareholders consent in writing to the adoption of the resolution authorizing the action. The written consent shall be filed in the minutes of shareholder meetings. The consent shall have the same effect as a vote of the shareholders for all purposes.

ARTICLE II DIRECTORS

2.1          Number and Term. Subject to the provisions of applicable law, the Board shall have authority to (a) determine the number of directors to constitute the Board, and (b) fix the terms of office of the directors. Except as otherwise fixed by the Board, each director elected to the Board shall hold office until the next annual meeting of shareholders and until the director’s successor shall have been duly elected and qualified, unless the director sooner resigns or is removed or disqualified.

2.2          Powers. All corporate powers shall be exercised by or under authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board.

2.3          Meetings.

2.3.1          Place. Meetings of the Board shall be held at such place as may be designated by the Board or in the notice of the meeting, if any.

Annex A

2.3.2          Regular Meetings. Regular Board meetings shall be held at such times as the Board may designate.

2.3.3          Special Meetings. Special Board meetings may be called at any time by the president and shall be called by the president on the written request of one-third of the directors.

2.3.4          Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting and except as otherwise provided herein the acts of a majority of the directors present at any meeting at which a quorum is present shall be the acts of the Board.

2.3.5          Participation. One or more directors may participate in a Board meeting or a Board committee meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

2.4          Vacancies. Vacancies in the Board shall be filled by vote of a majority of the remaining directors.

2.5          Committees. The Board may by resolution adopted by a majority of the whole Board designate one or more committees, each committee to consist of two or more directors and such alternate members (also directors) as may be designated by the Board. To the extent provided in such resolution, any such committee shall have and exercise the powers of the Board. Unless otherwise determined by the Board, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

2.6          Action without a Meeting. Any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all members of the Board or of the committee consent in writing to the adoption of the resolution authorizing the action. The written consent shall be filed in the minutes of the proceedings of the Board or committee. The consent shall have the same effect as a vote of the Board or committee for all purposes.

ARTICLE III OFFICERS

3.1          Election. The Board shall elect a president, vice president, treasurer, secretary and such other officers as it deems advisable. Any number of offices may be held by the same person.

3.2          Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by or under the direction of the Board. Except as otherwise provided by the Board (a) the president shall be the chief executive officer of the corporation, shall have general supervision over the business and operations of the corporation, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the Board and shareholders, (b) the other officers shall have the duties usually related to their offices, and (c) the vice president (or vice presidents in the order determined by the Board) shall in the absence of the president have the authority and perform the duties of the president.

Annex A
 ARTICLE IV INDEMNIFICATION

4.1          Right of Indemnification. The corporation shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person (the “indemnitee”) who was or is involved in any manner (including, without limitation, as a party or a witness) or was or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action or proceeding by or in the right of the corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise (including, without limitation, service with respect to any employee benefit plan), whether the basis of any such Proceeding is alleged action in an official capacity as director or officer or in any other capacity while serving as a director or officer, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by him or her in connection with such Proceeding. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors, administrators and legal representatives. The right to indemnification conferred in this Article IV shall include the right to receive payment of any expenses incurred by the indemnitee in connection with such Proceeding in advance of the final disposition of the Proceeding, consistent with applicable law as then in effect. All rights to indemnification conferred in this Article IV, including rights to the advancement of expenses and the evidentiary, procedural and other provisions of this Article IV, shall be contract rights. The corporation may, by action of its Board, provide indemnification for employees, agents, attorneys and representatives of the corporation with the same, or with more or less, scope and extent as herein provided for officers and directors. No amendment to the corporation’s charter or amendment or repeal of these By-laws purporting to have the effect of modifying or repealing any of the provisions of this Article IV in a manner adverse to the indemnitee shall abridge or adversely affect any right to indemnification or other similar rights and benefits with respect to any acts or omissions occurring prior to such amendment or repeal. This Article IV shall be applicable to all Proceedings, whether arising from acts or omissions occurring before or after the adoption of this Article IV.

4.2          By-laws Not Exclusive. The right of indemnification, including the right to receive payment in advance of expenses, conferred in these By-laws shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled under any provision of the corporation’s charter, any agreement, applicable corporate law and statute, vote of disinterested directors or stockholders or otherwise. The indemnitee is free to proceed under any of the rights or procedures available to him or her.

4.3          Burden of Proof. In any determination, review of a determination, action, arbitration, or other proceeding relating to the right to indemnification conferred in this Article IV, the corporation shall have the burden of proof that the indemnitee has not met any standard of conduct or belief which may be required by applicable law to be applied in connection with a determination that the indemnitee is not entitled to indemnity and also the burden of proof on any of the issues which may be material to a determination that the indemnitee is not entitled to indemnification. Neither a failure to make such a determination of entitlement nor an adverse determination of entitlement to indemnity shall be a defense of the corporation in an action or proceeding brought by the indemnitee or by or on behalf of the corporation relating to indemnification or create any presumption that the indemnitee has not met any such standard of conduct or belief or is otherwise not entitled to indemnity. If successful in whole or in part in such an action or proceeding, the indemnitee shall be entitled to be further indemnified by the corporation for the expenses actually and reasonably incurred by him in connection with such action or proceeding.

4.4          Advancement of Expenses. All reasonable expenses incurred by or on behalf of indemnitee in connection with any Proceeding shall be advanced from time to time to the indemnitee by the corporation promptly after the receipt by the corporation of a statement from the indemnitee requesting such advance, whether prior to or after final disposition of such Proceeding.

Annex A

4.5          Insurance, Contracts and Funding. The corporation may purchase and maintain insurance to protect itself and any person who is, or may become an officer, director, employee, agent, attorney, trustee or representative (any of the foregoing being herein referred to as a “Representative”) of the corporation or, at the request of the corporation, a Representative of another corporation or entity, against any expenses, liability or loss asserted against him or her or incurred by him or her in connection with any Proceeding in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such expense, liability or loss under the provisions of these By-laws or otherwise. The corporation may enter into contracts with any Representative of the corporation, or any person serving as such at the request of the corporation for another corporation or entity, in furtherance of the provisions of this Article IV. Such contracts shall be deemed specifically approved and authorized by the stockholders of the corporation and not subject to invalidity by reason of any interested directors. The corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit, surety bonds and/or other similar arrangements) to ensure the payment of such amounts as may be necessary to effect indemnification of any person entitled thereto.

4.6          Severability; Statutory Alternative. If any provision or provisions of this Article IV shall be held to be invalid, illegal or unenforceable for any reason whatsoever (i) the validity, legality and enforceability of all of the remaining provisions of this Article IV shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the remaining provisions of this Article IV shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. In the event that the indemnitee elects, as an alternative to the procedures specified in this Article IV, to follow one of the procedures authorized by applicable corporate law or statute to enforce his or her right to indemnification and notifies the corporation of his or her election, the corporation agrees to follow the procedure so elected by the indemnitee. If in accordance with the preceding sentence, the procedure therefor contemplated herein or the procedure elected by the indemnitee in any specific circumstances (or such election by the indemnitee) shall be invalid or ineffective in bringing about a valid and binding determination of the entitlement of the indemnitee to indemnification, the most nearly comparable procedure authorized by applicable corporate law or statute shall be followed by the corporation and the indemnitee.

ARTICLE V SHARE CERTIFICATES AND TRANSFERS

5.1          Share Certificates. Every shareholder of record shall be entitled to a share certificate representing the shares held by him or her. Every share certificate shall bear the corporate seal (which may be a facsimile) and the signature of the president or a vice president and the secretary or an assistant secretary or the treasurer or an assistant treasurer of the corporation. Where a certificate is signed by a transfer agent or registrar the signature of any corporate officer may be a facsimile.

5.2          Transfers. Transfers of share certificates and the shares represented thereby shall be made on the books of the corporation only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI FISCAL YEAR

The fiscal year of the corporation shall begin the first day of January in each year.

ARTICLE VII CORPORATE SEAL

The corporate seal, if any, shall have inscribed thereon the name of the corporation and such other appropriate legend as the Board may from time to time determine. In lieu of the corporate seal, a facsimile thereof may be affixed, impressed or reproduced in any other manner.

ARTICLE VIII AMENDMENTS

By-laws of the corporation may be amended, repealed or adopted by the Board or by the shareholders.

Annex B

Entity Name	Domestic Jurisdiction

Citizens Capital Ventures Corp.	DE

Citizens Louisiana Accounting Company	DE

Citizens Newcom Company	DE

Citizens SERP Administration Company	DE

Citizens Telecommunications Company of California Inc.	CA

Citizens Telecommunications Company of Idaho	DE

Citizens Telecommunications Company of Illinois	IL

Citizens Telecommunications Company of Montana	DE

Citizens Telecommunications Company of Nebraska	DE

Citizens Telecommunications Company of Nevada	NV

Citizens Telecommunications Company of New York, Inc.	NY

Citizens Telecommunications Company of Oregon	DE

Citizens Telecommunications Company of The White Mountains, Inc.	DE

Citizens Telecommunications Company of Utah	DE

Citizens Telecommunications Company of West Virginia	WV

Citizens Utilities Rural Company, Inc.	DE

Commonwealth Telephone Management Services, Inc.	PA

CTE Holdings, Inc.	PA

CTE Services, Inc.	PA

Evans Telephone Holdings, Inc.	DE

Frontier Communications - Midland, Inc.	IL

Frontier Communications - Prairie, Inc.	IL

Frontier Communications - Schuyler, Inc.	IL

Frontier Communications Corporate Services Inc.	DE

Frontier Communications Northwest Inc.	WA

Frontier Communications of America, Inc.	DE

Frontier Communications of Ausable Valley, Inc.	NY

Frontier Communications of Depue, Inc.	IL

Frontier Communications of Illinois, Inc.	IL

Frontier Communications of Lakeside, Inc.	IL

Frontier Communications of Michigan, Inc.	MI

Frontier Communications of Minnesota, Inc.	MN

Frontier Communications of Mt. Pulaski, Inc.	IL

Frontier Communications of New York, Inc.	NY

Frontier Communications of Orion, Inc.	IL

Frontier Communications of Rochester, Inc.	DE

Frontier Communications of Seneca-Gorham, Inc.	NY

Frontier Communications of Sylvan Lake, Inc.	NY

Frontier Communications of The Southwest Inc.	DE

Frontier Communications of Virginia, Inc.	VA

Frontier Communications Online And Long Distance Inc.	DE

Frontier Communications Services Inc.	AZ

Frontier Infoservices Inc.	DE

Frontier Midstates Inc.	GA

Frontier North Inc.	WI

Frontier Security Company	DE

Frontier Techserv, Inc.	DE

Frontier West Virginia Inc.	WV

GVN Services	CA

NCC Systems, Inc.	TX

Navajo Communications Co., Inc.	NM

Ogden Telephone Company	NY

Phone Trends, Inc.	NY

Rib Lake Cellular For Wisconsin RSA #3, Inc.	WI

Rib Lake Telecom, Inc.	WI

SNET America, Inc.	CT

Tele-Tec Contractors, Inc.,	NY

The Southern New England Telephone Company	CT